Filed pursuant to Rule 424(b)(3)
File No. 333-239925

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

SUPPLEMENT TO THE PROSPECTUS

AND STATEMENT OF ADDITIONAL INFORMATION

NOVEMBER 2021

Class A Units

Class I Units

The information set forth below supplements and supersedes any contrary information contained in the Prospectus and Statement of Additional Information ("SAI"), each dated October 1, 2020, of CPG Cooper Square International Equity, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Prospectus and Limited Liability Company Agreement, as amended and restated from time to time. The Prospectus and SAI are published on the Fund's website (http://www.coopersquarefund.com). The SAI also is available upon request and without charge by writing the Fund at its principal office, or by calling (collect) (212) 317-9200.

Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Certificate.

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The Adviser and the Sub-Adviser have agreed to extend the Expense Limitation and Reimbursement Agreement with the Fund until February 1, 2023.